Exhibit 4.3

AMENDMENT TO
COMMON STOCK PURCHASE WARRANTS

This AMENDMENT TO COMMON STOCK PURCHASE WARRANTS (this “Amendment”) is entered into as of February 10, 2025, by and between Momentus Inc., a Delaware corporation (the “Company”), and Armistice Capital Master Fund Ltd. (the “Holder”).

WHEREAS, the Holder is the holder of the following Common Stock Purchase Warrants issued on each of: (i) September 17, 2024 (the “Class A September 2024 Warrant” and the “Class B September 2024 Warrant”), (ii) October 24, 2024 (the “October 2024 Warrant”), and (iii) December 18, 2024 (the “December 2024 Warrant” and collectively with the Class A September 2024 Warrant, the Class B September 2024 Warrant, and the October 2024 Warrant, the “Warrants”) to purchase shares of Class A common stock of the Company, par value $0.00001 per share (the “Common Stock”);

WHEREAS, the Holder beneficially owns as of the date hereof the following Warrants: (i) Class A September 2024 Warrant to purchase up to 714,286 shares of Common Stock, (ii) Class B September 2024 Warrant to purchase up to 357,143 shares of Common Stock, (iii) October 2024 Warrant to purchase up to 357,143 shares of Common Stock, and (iv) December 2024 Warrant to purchase up to 800,000 shares of Common Stock;

WHEREAS, pursuant to Section 5(l) of the Warrants, the Warrants may be modified or amended or the provisions thereof waived with the written consent of the Company, on the one hand, and the Holder, on the other hand; and

WHEREAS, the Company and the Holder desire to amend the Warrants as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Holder hereby agree as follows:

1.	Amendment to Exercise Price. Section 2(b) of each Warrant is hereby amended and restated in its entirety as follows:

“b) Exercise Price. The exercise price per share of Common Stock under this Warrant shall be $3.80, subject to adjustment hereunder (the “Exercise Price”).”

2.	Amendment to “Termination Date” Defined Term. The defined term “Termination Date” in each Warrant is hereby defined to mean February 11, 2030.[1]

1 Note that the closing date for the current offering is Monday, February 10, 2025; however, February 10, 2030 is a Sunday.

3.
Stockholder Approval. The Company shall hold an annual or special meeting of stockholders on or prior to the date that is ninety (90) days following February 10, 2025 (the “Closing Date”) for the purpose of obtaining Stockholder Approval, with the recommendation of the Company’s Board of Directors that such proposals are approved, and the Company shall solicit proxies from its stockholders in connection therewith in the same manner as all other management proposals in such proxy statement and all management-appointed proxyholders shall vote their proxies in favor of such proposals. If the Company does not obtain Stockholder Approval at the first meeting, the Company shall call a meeting every sixty (60) days thereafter to seek Stockholder Approval until the earlier of the Stockholder Approval Date and the date that is six (6) months following the Closing Date. If Stockholder Approval is not obtained by the Closing Date, then (i) the Exercise Price of each Warrant will automatically be reduced  (if and only if such new Exercise Price on the repricing date is lower than the exercise price of the Warrants then in effect) to be the Minimum Price (as defined in Nasdaq Listing Rule 5635(d)) of the Common Stock on the date that is six (6) months following the Closing Date, and (ii) the Termination Date shall automatically revert to the Termination Date as set forth in the originally issued Warrants. The Company shall set the record date for the first meeting to obtain Stockholder Approval promptly after the Closing Date. “Stockholder Approval” means such approval as may be required by the applicable rules and regulations of The Nasdaq Stock Market LLC (or any successor entity) from the stockholders of the Company with respect to the matters addressed in Sections 1-3 of this Amendment. “Stockholder Approval Date” means the date on which Stockholder Approval is received and deemed effective.

4.	No Further Amendment. Except as amended by this Amendment, the Warrants remain unaltered and shall remain in full force and effect.

5.
Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined in accordance with the provisions of that certain Securities Purchase Agreement, dated as of February 10, 2025, by and between the Company and the Holder (the “Purchase Agreement”).

6.
Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Signatures delivered by facsimile, electronic mail (including as a PDF file) or other transmission method shall be deemed to be original signatures, shall be valid and binding, and, upon delivery, shall constitute due execution of this Amendment.

(Signature page follows)

IN WITNESS WHEREOF, each of the Company and the Holder has caused this Amendment to be executed by its officer thereunto duly authorized as of the date first above indicated.

COMPANY
MOMENTUS INC.

By:
Name:	John Rood
Title:	Chief Executive Officer

HOLDER
ARMISTICE CAPITAL MASTER FUND LTD.

By:	Armistice Capital, LLC

its Investment Manager

By:
Name:	Steven Boyd
Title:	Chief Investment Officer